EXHIBIT 99.1

Entertainment Properties Trust Prices Offering of $125 Million of

6.625% Series F Cumulative Redeemable Preferred Shares

KANSAS CITY, Mo. – October 4, 2012 – Entertainment Properties Trust (NYSE:EPR) (the “Company”) announced today that it has priced an underwritten public offering of 5,000,000 shares of its 6.625% Series F Cumulative Redeemable Preferred Shares (the “Series F Preferred Shares”) at $25.00 per share. The offering is expected to close on October 12, 2012, subject to the satisfaction or waiver of customary closing conditions. Distributions on the Series F Preferred Shares will be paid quarterly in arrears on or about January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2013, at a rate per annum of 6.625% of the liquidation value of $25.00 per share (equivalent to $1.65625 per share per annum).

The Company has applied to list the Series F Preferred Shares on the New York Stock Exchange under the symbol “EPR PrF”, subject to official notice of issuance. The Company expects that trading will commence within 30 days after initial delivery of the Series F Preferred Shares.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC served as joint book-running managers of the offering. Net proceeds of the offering are expected to be $120.7 million, after deducting the underwriting discount and estimated offering expenses.

The Company intends to use the net proceeds of the offering to redeem all of the Company’s 7.375% Series D Cumulative Redeemable Preferred Shares at an aggregate redemption price of approximately $115.8 million (which includes approximately $800,000 of accrued and unpaid distributions at the anticipated redemption date) plus costs and expenses associated with the redemption. The Company intends to use the remaining net proceeds for general business purposes, which may include funding the acquisition, development or financing of properties. Pending application of any portion of the net proceeds to such uses, the Company may invest such proceeds in interest-bearing accounts or short-term interest-bearing securities which are consistent with the Company’s qualification as a real estate investment trust.

The offering is being made pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3. A written prospectus and prospectus supplement relating to the offering, when available, may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, New York 10038, Attention: Prospectus Department (telephone: (800) 294-1322 or via email: dg.prospectus_requests@baml.com); Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone: (800) 831-9146 or via email: batprospectusdept@citi.com); J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk (telephone: (212) 834-4533); or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Prospectus Department (telephone: (866) 375-6829 or via email: rbcnyfixedincomeprospectus@rbccm.com). You may also get these documents free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration under the securities laws of any such state or jurisdiction.

About Entertainment Properties Trust

Entertainment Properties Trust is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3 billion and our primary investment segments are Entertainment, Education and Recreation. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com or from Brian Moriarty at 888-EPR-REIT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “expects,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would,” “may” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.